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                                                               EXHIBIT 99.(d)(2)

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 to that certain Agreement and Plan of Merger (the "Amendment") is entered into effective as of May 15, 2001, by and among 3D Systems Corporation, a Delaware corporation ("Parent"), Tiger Deals, Inc., a Delaware corporation ("Buyer"), and DTM Corporation, a Texas corporation (the "Company"). Capitalized terms used herein without definition will have the same meanings given to those terms in that certain Agreement and Plan of Merger dated as of April 2, 2001 (the "Merger Agreement") among Parent, Buyer and the Company.

                                    RECITALS

     A. Parent, Buyer and the Company entered into the Merger Agreement, pursuant to which: (i) Buyer commenced a tender offer to acquire any and all of the outstanding shares of the Company's common stock at $5.80 per share, net to seller in cash, without interest, less any withholding taxes; and (ii) as soon as practicable after the purchase of the shares pursuant to the tender offer and after the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Buyer will be merged with and into the Company, with the Company as the surviving corporation.

     B. Section 9.3(a) of the Merger Agreement currently provides for, among other matters, the payment by the Company to Parent, under certain conditions, of a Termination Fee equal to $1,025,000, plus all actual out of pocket expenses not to exceed $2,000,000.

     C. A class action lawsuit (the "Lawsuit") was filed against the Company and certain of its directors on August 31, 2000.

     D. In connection with settling the Lawsuit, the respective board of directors of Parent, Buyer and the Company have agreed, on behalf of their respective corporations, to reduce the Termination Fee by amending, as set forth below, Section 9.3(a) of the Merger Agreement.

     E. The Boards of Directors of Parent, Buyer and the Company each has determined that the business combination among Parent, the Company and Buyer is in the best interests of their respective companies and stockholders, and accordingly each has approved and adopted this Amendment, and the Company agrees to recommend to its shareholders the adoption of the Merger Agreement as amended hereby and the Offer and the Merger.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein provided, the parties agree as follows:

     1. Section 9.3 of the Merger Agreement is hereby amended by amending and restating Section 9.3(a) thereof to read in its entirety as follows:

          "(a) In the event that: (A) the Company terminates this Agreement under Section 9.1(d) or (B) Parent terminates this Agreement under Section 9.1(c)(i), the Company shall pay to Parent a termination fee equal to $750,000 plus all actual out of pocket expenses (including, but not limited to, fees of legal counsel, accountants and financial and other advisors) incurred by Parent and any of its Affiliates in connection with the negotiation and execution of this Agreement and the exhibits hereto and the planned consummation of the necessary financing therefor and the Transactions ("Parent Expenses"), provided that such fee shall not exceed One Million Five Hundred Thousand Dollars and No/100 ($1,500,000) in the aggregate (the "Termination Fee")."

     2. The Company hereby represents and warrants to Parent that the Board of Directors of the Company has approved this Amendment, has determined that the Merger Agreement, as amended, is in

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the best interests of the Company and its shareholders and has resolved to recommend the acceptance of the Offer and adoption of the Merger Agreement, as amended, by its shareholders.

     3. Parent hereby represents and warrants to the Company that the Board of Directors of Parent has approved this Amendment and has determined that the Merger Agreement, as amended, is in the best interests of Parent and its stockholders.

     4. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

     5. Except as expressly modified or amended by the terms hereof, each and every one of the other provisions of the Merger Agreement shall remain in full force and effect.

     6. This Amendment and the Merger Agreement, together with the Exhibits, Annexes and Disclosure Letters referred to in the Merger Agreement and the certificates, documents, instruments and writings that are delivered pursuant to the Merger Agreement, and the Confidentiality Agreement, constitutes the entire agreement and understanding of the parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter of the Merger Agreement or the Transactions contemplated by the Merger Agreement.

                      [Signature Page Immediately Follows]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to
Agreement and Plan of Merger to be duly executed as of the date and year first above written.

                                          3D SYSTEMS CORPORATION,
                                          a Delaware corporation

                                          By:     /s/ BRIAN K. SERVICE
                                            ------------------------------------
                                              Brian K. Service
                                              Chief Executive Officer and
                                              President

                                          TIGER DEALS, INC.,
                                          a Delaware corporation

                                          By:     /s/ BRIAN K. SERVICE
                                            ------------------------------------
                                              Brian K. Service
                                              Chief Executive Officer and
                                              President

                                          DTM CORPORATION,
                                          a Texas corporation

                                          By:  /s/ JOHN S. MURCHISON, III
                                            ------------------------------------
                                              John S. Murchison, III
                                              Chief Executive Officer and
                                              President

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